                            Exhibit 10.2

July 1, 2013

Mr. Antonio Urcelay
Spain

Dear Antonio:

I am pleased that you have agreed to serve as the Interim Chief Executive Officer of Toys “R” Us, Inc. and Toys “R” Us – Delaware, Inc. In addition, you will continue in your title as President of Europe. This letter agreement details the terms of your employment with the Company and shall continue to apply after your term as Interim CEO expires and as you continue in your role as President of Europe.

In recognition of your continued leadership and contributions, the Company is pleased to inform you that you will receive additional benefits as set forth herein and the attached addendum. This letter agreement, effective May 1, 2013, supersedes the letter agreement between you and the Company, dated October 20, 2004, and the October 20, 2004 letter agreement is now null and void.

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Annual Base Pay – Your annual base pay for your professional services as President of Europe is 582,000 Euro gross. This includes any concepts you are entitled to, considering your relationship with the Company, including the non-competition compensation agreed with you in Addendum A. Notwithstanding this, you may be entitled to other additional amounts that may be specifically agreed or have been agreed in the past and which have not been superseded, amended or nullified. You will continue to be entitled to receive the “Other Benefits” provided herein, such as life and medical insurance, pension contributions and other benefits that you currently receive. The aforementioned Annual Base Pay shall be used for calculating any applicable benefits, such as incentive pay and other benefits that are calculated based upon annual base pay. Your annual base pay will be reviewed once the payments for the non-competition post-termination obligation are paid out, at which time both parties will agree as to the annual base pay going forward. Your performance and salary will continue to be reviewed on an annual basis. This letter agreement does not supersede or amend the terms of the March 11, 2013 letter to you regarding a special temporary salary adjustment. This letter agreement also does not supersede or amend the terms of your Special Transition Bonus Agreement, dated March 11, 2013.

•	Annual Bonus – Your incentive target is 110% of your annual base pay. Therefore, your target total cash (base pay plus target incentive) is 1,222,200 Euro gross.

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Other Benefits – During the time you are providing services as President of Europe, you will continue to be eligible to participate in the other Company benefit programs in which you currently participate subject to the terms of the benefit plans and any subsequent modifications the Company may make to those benefit plans.

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Severance Compensation – If your professional relationship with the Company is terminated by the Company, (for reasons other than gross misconduct in the performance of your position or a violation of the Company’s Code of Ethical Standards and Business Practices and Conduct), or if your professional position is eliminated and you are not offered a professional position with equivalent target compensation, or are required to relocate and be based at an office or location outside of the Madrid, Spain area, the Company will provide you with an amount equal to two (2) times the sum of (i) your Annual Base Pay at the rate in effect immediately prior to the date of your termination of employment and (ii) your target Annual Bonus for the year in which you are terminated, payable in twenty-four (24) equal monthly installments following your termination. This provision shall also apply should you voluntarily resign your position as President of Europe as a result of the Company requiring you, without your consent, to relocate and be based at any office or location outside of the Madrid, Spain area. The aforementioned (i) compensation and (ii) incentive payments will include any statutory notice and/or termination pay you would otherwise be entitled to for the termination of your professional relationship with the Company. You will only have the right to receive the compensation defined for each scenario, if you accept, sign and comply with the Separation and Release Agreement attached hereto as Addendum B.

In the event this severance obligation arises within the twenty-four (24) months following the Company’s Change in Control, you shall have the right to the afore mentioned severance compensation, payable in a lump sum within sixty (60) days following your removal as President of Europe.

No severance compensation shall be due in case of your resignation or retirement from your post at any time, including following a Change in Control, for any reason other than the Company requiring you, without your consent, to relocate and be based at any office or location outside of the Madrid, Spain area.

No severance compensation shall be due in the case of your removal as President of Europe within twenty-four (24) months following a Change in Control, if you are offered another professional position in the Company with equivalent target compensation in the Madrid, Spain area.

The relevant tax withholdings and Social Security deductions shall be applied to the severance compensation amount, if applicable.

•	Continued Benefits– Additionally, for eighteen (18) months after the termination of your professional relationship by the Company (for reasons other than for gross misconduct in the performance of your position or a violation of the Company’s Code of Ethical Standards and Business Practices and Conduct) or by you if you are required to relocate outside of the Madrid, Spain area, you will continue to receive (i) your car benefit (although you will be responsible for your own gas, maintenance and other usage-related expenses); (ii) health benefits; and (iii) the use of your Company provided laptop computer and cell phone. (You will be responsible for the cost of any phone calls and will be excluded from logging in to the Company network.) Once this eighteen (18) month period has elapsed, you are requested to return the car, the laptop computer and the cell phone, in good working condition, to the Company. For the avoidance of doubt, the foregoing does not apply if you resign or retire.

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Pension Payments– For a period of eighteen (18) months after the termination of your professional relationship by the Company (for reasons other than for gross misconduct in the performance of your position or a violation of the Company’s Code of Ethical Standards and Business Practices and Conduct) or by you if you are required to relocate outside of the Madrid, Spain area, the Company will continue making contributions to the pension plan and providing you with tax advice.

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Equity – You shall continue to participate in the Company’s Amended and Restated 2005 Management Equity Plan and shall participate in the Toys “R” Us, Inc. 2010 Incentive Plan (collectively, the “Long-Term Incentive Plans”) in accordance with the policies and procedures of the Long-Term Incentive Plans and any subsequent plans.

Antonio, I know you will continue to make many contributions to the success of this Company. If you have any questions, please feel free to contact me at (973) 617-5768.

To conclude, we kindly request you to sign below as acknowledgment of receipt and agreement with the terms and conditions of this letter.

Sincerely,
/s/ Deborah Derby

Deborah Derby
Vice Chair & EVP, Toys “R” Us, Inc.

I received the original and I agree with its contents
Signed by Antonio Urcelay

/s/ Antonio Urcelay
_____________________________                Date: July 2, 2013
Antonio Urcelay

ADDENDUM A

NON-COMPETITION AND POST-CONTRACTUAL OBLIGATIONS

Non-Competition

During your employment and for a period of twenty-four (24) months following your last date of employment with the Company for any reason (the “Restricted Period”), you will not, without prior written consent of the Company, whether on your own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly:

(A)    engage in any business that directly or indirectly is a “Competitive Business.” A “Competitive Business” means any Person engaged wholly or in part (directly or through one or more subsidiaries) in the retail sale or distribution (including in stores or via mail order, e-commerce, or similar means) of “Competing Products,” if more than one-third (1/3) of such Person's gross sales for the twelve (12) month period preceding such time (or with respect to the period after your termination date, as of such termination date) are generated by engaging in such sale or distribution of Competing Products;

(B)    enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(C)    acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)    interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

(E)    Notwithstanding anything to the contrary in this Agreement, you may, directly or indirectly own, solely as a passive investment, securities of any Person engaged in a
Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market or privately held if you (x) are not a controlling Person of, or a member of a group which controls, such Person and (y) do not, directly or indirectly, own 3% or more of any class of securities of such Person who is publicly traded or privately held.

Non-Solicitation of Employees

In addition, during the Restricted Period, you will not, whether on your own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(A)     solicit to leave the employment of, or encourage any employee of the Company to leave the employment of the Company; or
(B)     hire any such employee (other than clerical or administrative support personnel) who was employed by the Company as of the date of your termination of employment with the Company or who left the employment of the Company coincident with, or within one year prior to, the termination of your employment with the Company.
Non-Solicitation of Third Parties
During the Restricted Period, you will not, directly or indirectly, solicit to leave the employment of, or encourage to cease to work with, as applicable, the Company any consultant, supplier or service provider then under contract with the Company.

Compensation

As a compensation for the obligations set forth herein, you shall receive:

i.
A sum equivalent to 50% of your Annual Base Pay for each year the non-competition obligation will be in force. Such compensation shall be paid by the Company in equal monthly installments starting from May 1, 2013 and for twenty-four (24) months thereafter until May 1, 2015. This amount is part of the Base Pay agreed with you in the Agreement to which this Addendum A is attached and will appear in your salary slip as "non-competition compensation".

ii.
If your employment terminates prior to May 1, 2015 for any reason that does not trigger Severance Compensation under your May 1, 2013 letter agreement, you will not receive the remaining amount as compensation for the non-competition obligation of up to the twenty-four (24) months. At the same time, the non-competition obligation will only be enforceable for the number of months you were paid the non-competition compensation when terminated.

iii.
If your employment contract is terminated prior to May 1, 2015, and results in the Company’s payment of Severance Compensation under your May 1, 2013 letter agreement, the non-competition obligation will be enforceable for twenty-four (24) months. In this case, you acknowledge that the Company’s payment of Severance Compensation significantly exceeds any amounts due to you as statutory severance and such additional amounts are provided to you to ensure that you comply with this non-competition agreement for the entire twenty-four month period post termination.

iv.
The relevant tax withholdings and Social Security deductions shall be applied to said amount, and shall not be taken into account when determining the daily gross salary to calculate potential severance compensations.

The parties acknowledge that the provisions of the non-competition Covenant are reasonable and necessary for the protection of the Company and its subsidiaries. The parties also acknowledge that the compensation stated above is appropriate taking into account the limited scope of the industry stated in the clause. In addition, you further acknowledge that the Company and its parent, affiliates and/or subsidiaries will be irreparably harmed if such covenants are not specifically enforced.  Accordingly, should you default the obligation to refrain from competition, you shall reimburse the Company any compensation paid hereby. In addition, the Company shall be able to claim for damages, pursuant to Article 1124 of the Civil Code.

I received the original and I agree with its contents
Signed by Antonio Urcelay

/s/ Antonio Urcelay                    Date: July 2, 2013
Antonio Urcelay

ADDENDUM B
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (“Agreement”) is entered into as of this ___ day of __________________________, 20__, between TOYS “R” US, INC. and its subsidiaries, including but not limited to, TOYS “R” US – DELAWARE, INC. and TOYS R US IBERIA, S.A., and any successor thereto (collectively, the “Company”) and ___________ (the “Executive”).
The Executive and the Company agree as follows:
1.    The employment relationship between the Executive and the Company and its subsidiaries and affiliates, as applicable, terminated on _________________________________ (the “Termination Date”).
2.    In accordance with the Executive’s Employment Agreement, Executive is entitled to receive certain payments and benefits after the Termination Date.
3.    In consideration of the above, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive’s heirs, executors and assigns, hereby releases and forever discharges the Company, its parent Company and/or any related Company and all of each of their members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors of all of the foregoing companies, and affiliates and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company or its affiliates, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims the Executive may have arising from or relating to the Executive’s employment or termination from employment with the Company and its subsidiaries and affiliates, as applicable, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Executive’s employment with or resignation or termination from the Company and its subsidiaries and affiliates, as applicable. This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended (“ADEA”) or any other federal, state or local statute or common law in this sense that may be applicable. The ADEA requires that the Executive be advised to consult with an attorney before the Executive waives any claim under ADEA. In addition, the ADEA provides the Executive with at least 21 days to decide whether to waive claims under ADEA and seven days after the Executive signs the Agreement to revoke that waiver.

This release does not release the Company from any obligations due to the Executive under the Executive’s Employment Agreement or under this Agreement, any rights Executive has to indemnification by the Company and any vested rights Executive has under the Company’s employee pension benefit and welfare benefit plans.
Additionally, in consideration of the foregoing, the Company agrees to release and forever discharge the Executive and the Executive’s heirs, executors and assigns from any claims, charges or demands, and/or causes of action whatsoever, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, but not limited to, any claim, matter or action related to the Executive’s employment and/or affiliation with, or termination and separation from the Company and its subsidiaries and affiliates or related companies; provided that such release shall not release the Executive from any loan or advance by the Company or its subsidiaries or affiliates, as applicable, a breach of Executive’s fiduciary obligations under New Jersey state law or a breach of the Executive’s Non-Competition and Post-Contractual Obligations Agreement, or the corresponding federal, state, or local statute, or common law that may be applicable.
4.    The Company agrees to indemnify and defend you against any claims brought against you by third parties, as a result of acts you performed in the course of and within the scope of your employment with the Company.  The Company will not defend and indemnify you for any acts performed outside of the scope of your employment, including but not limited to, acts of fraud, gross negligence, misconduct and willful violations of Company policies.  You agree to give prompt written notice to the Company of any such third party claims.
5.    This Agreement is not an admission by either the Executive or the Company of any wrongdoing or liability.
6.    The Executive waives any right to reinstatement or future employment with the Company and its subsidiaries and affiliates following the Executive’s separation from the Company and its subsidiaries and affiliates on the Termination Date.
7.    The Executive agrees and allows the Company to deduct any amount due at the termination date by the Executive, from the amounts that should be paid by the Company to him, if any.
8.    The Executive agrees not to engage in any act after execution of the Agreement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company or its subsidiaries or affiliates or their respective officers, directors, stockholders or employees. The Company further agrees that it will engage in no act which is intended, or may reasonably be expected to harm the reputation, business or prospects of the Executive.
9.    The Executive shall continue to be bound by the Non-Compete and Post-Contractual Obligation Agreement.
10.    The Executive shall promptly return all Company and subsidiary and affiliate property in the Executive’s possession, including, but not limited to, Company or subsidiary or affiliate keys, credit cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to the Company or subsidiary or affiliate business; provided however, that in the event that Executive is terminated under circumstances that give rise to certain “Continued Benefits” under Executive’s employment letter agreement, he shall be permitted to maintain the benefits and equipment contemplated thereunder, consistent with the terms and conditions set forth therein.
11.    This Agreement represents the complete agreement between the Executive and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
12.    Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.
13.    It is further understood that for a period of 7 days following the execution of this Agreement in duplicate originals, the Executive may revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired. No revocation of this Agreement by the Executive shall be effective unless the Company has received within the 7 day revocation period, written notice of any revocation, all monies received by the Executive under this Agreement and the Executive’s Employment Agreement and all originals and copies of this Agreement.
14.    This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that the Executive has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement. Additionally, the Executive acknowledges that the Executive has been afforded the opportunity of at least 21 days to consider this Agreement.
The parties to this Agreement have executed this Agreement as of the day and year first written above.

THE COMPANY

By:
Name:
Title:

ANTONIO URCELAY